EXHIBIT 13.1


                             SUBSCRIPTION AGREEMENT


   HX Funds, Inc.
   San Francisco, California

   Gentlemen:

   The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.0001 par value per share, of HX Funds, consisting of 3,333 shares of the Micro Cap Fund, 3,334 shares of the Emerging Growth Fund and 3,333 shares of the Mid-Cap Fund, in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000 ($10 per share of each Fund). It is understood that upon receipt by you of payment therefor, said shares shall be issued and shall be deemed to be fully paid and nonassessable.

   The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

   Dated and effective as of this 27th day of November, 1995.

                               HX CAPITAL MANAGEMENT, INC.


                               By: /s/ Garrett Van Wagoner
                                  Garrett Van Wagoner
                                  President


                                   ACCEPTANCE

   The foregoing subscription is hereby accepted. Dated and effective as of this 27th day of November, 1995.

                               HX FUNDS, INC.


                               By: /s/ Garrett Van Wagoner
                                  Garrett Van Wagoner
                                  President